SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                               FORM 8-K

                           CURRENT REPORT


                    Pursuant to Section 13 or 15(d)
                 of the Securities Exchange Act of 1934


                           November 16, 1994


                          CAESARS WORLD, INC.


         (Exact name of issuer as specified in its charter)

      Florida               1-5979            59-0773674

   (State or Other          (Commission      (IRS Employer of
    Jurisdiction             File Number)     Identification
    Incorporation                             Number)
    or Organization)

  1801 Century Park East                           90067
     Suite 2600                                  (Zip Code)
Los Angeles, California
 (Address of Principal
  Executive Offices)


                              (310) 552-2711
           Registrant's telephone number, including area code

Item 5.  Other Events

(a)
     On November 16, 1994, Registrant issued the following press release:

     Caesars World, Inc. (NYSE/CAW) today announced net income for its fiscal 1995 first quarter was $23,184,000, or 94 cents per share, compared with net income of $27,848,000, or $1.14 per share, in the same quarter of fiscal 1994.

     Earnings per share in the fiscal 1994 first quarter had established a record for any quarter in the company's history.

      Revenue for the fiscal 1995 quarter ended October 31, 1994, totaled $252,511,000, compared with $269,083,000 in the same quarter of fiscal 1994.

      The company said a significantly lower table-game win percentage from its Nevada operations was the principal factor in the revenue and earnings decline from the yearearlier quarter.

      In its Nevada operations, the company realized all-time quarterly slot machine records in both volume of play and slots win. However, losses to a small number of highwagering, table-game customers resulted in a win percentage that was 7.9 percentage points lower than the fiscal 1994 first-quarter, table-game win percentage. The fiscal 1995 quarter's lower win percentage, combined with lower tablegame activity, more than offset the slots results when comparing the first quarters. The slots improvement was largely attributable to enhanced marketing programs. The company's Nevada operations also had a lower provision for bad debt and decreased operating expenses when comparing the respective quarters.

      In New Jersey, Caesars Atlantic City realized its alltime record quarter in both casino activity and win. Record results from the resort's slot machines were the primary contributors to the improvement. Another positive impact on the quarterly comparisons came from Caesars Atlantic City's Simulcast Casino which opened with horse race betting and poker in October of the fiscal 1994 first quarter and subsequently introduced other games during the fiscal year. Increased casino costs and higher marketing expenses, primarily related to casino busing programs, partially offset the casino revenue increase in New Jersey.

      During the fiscal 1995 first quarter, the company also had a positive contribution to earnings from an unconsolidated affiliate in Windsor, Ontario, Canada. Caesars
World has a one-third interest in a joint venture operating a casino which opened in Windsor during May 1994.



CAESARS WORLD, INC.
SUMMARY OF EARNINGS - unconsolidated
(In thousands, except net income per share)

                                             Three Months Ended
For the periods ended October 31             1994          1993
Revenue
    Nevada                                   $125,614      $155,224
    New Jersey                                103,776        94,036
    Earnings of unconsolidated affiliate (a)    1,479            -
      Casino/hotel operations                 230,869       249,260
    Pocono Resorts                             14,597        14,492
    Other                                       7,045         5,331
      Total revenue                          $252,511      $269,083

Contributions to Operating Income
    Nevada                                     13,376        27,484
    New Jersey                                 24,757        22,642

    Earnings of unconsolidated affiliate(a)     1,429            -
      Casino/hotel operations                  39,612        50,126
    Pocono Resorts                              4,760         5,077
    Other expenses (b)                         (3,513)      (4,601)
      Operating income                         40,859        50,602
Interest income                                 1,396           928
Interest expense                               (4,861)      (5,110)
Income before income taxes                     37,394        46,420
Income taxes                                   14,210        18,572
Net income                                   $ 23,184      $ 27,848
Net income per share                         $    .94      $   1.14

Average number of common and common
    equivalent shares outstanding              24,609        24,513

(a) Represents Caesars proportionate share of earnings from unconsolidated affiliate in Windsor, Canada, which began operations during May 1994.

(b) Other revenuw is primarily from merchandising operations. Other expenses include the contribution from merchandising operations and corporate expenses.

(c) The higher income tax rate last year was due to adoption of FASB 109 and a retroactive rate adjustment.





(b)

     On November 18, 1994, Registrant issued the following press release:

     Caesars World, Inc. (NYSE/CAW) today announced that
Los Angeles sportscaster Jim Hill's name has been withdrawn as a nominee for election to the company's board of directors. The company said Hill had requested the withdrawal because of potential conflicts of interest related to his reporting of sports events.
     Hill had been nominated by the Caesars World board of directors to become a director at the December 8, 1994, annual meeting of shareholders.
     Caesars World said the size of the board of directors will be reduced to eight members, effective on the date of the 1994 annual shareholders' meeting.


                        SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the under signed hereunto duly authorized.

                                 CAESARS WORLD, INC.


                                 By /s/ Philip L. Ball
                                 _______________________
                                 Philip L. Ball
                                 Senior Vice President,
                                 Secretary & General Counsel

November 18, 1994